                                                                      EXHIBIT 12



                                  EXHIBIT 12
                             NEVADA POWER COMPANY
               COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                         AND PREFERRED STOCK DIVIDENDS
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

                           1994       1995        1996        1997       1998
                         --------   --------    --------    --------   -------
Fixed Charges:

Interest:
  Long-Term Debt         $ 56,537   $ 59,900    $ 60,964    $ 70,267   $ 79,787
  Other Interest            2,572      1,566       2,584       1,531      6,018

One-third Rentals           1,203        807         961         982      1,132
                         --------   --------    --------    --------   --------
  Total Fixed
    Charges                60,312     62,273      64,509      72,780     86,937
                         --------   --------    --------    --------   --------
Preferred Dividends
  Requirements              3,976      3,966       3,956       1,125        174
Ratio of Income Before
  Tax to Net Income          1.55       1.49        1.54        1.54       1.54
                         --------   --------    --------    --------   --------
  Total                     6,163      5,909       6,092       1,732        268
                         --------   --------    --------    --------   --------
Total Fixed Charges
  and Preferred
  Dividends              $ 66,475   $ 68,182    $ 70,601    $ 74,512   $ 87,205
                         ========   ========    ========    ========   ========
Earnings:

Net Income (before
  preferred dividend
  requirements)          $ 81,870   $ 76,971    $ 78,868    $ 83,216   $ 83,673
Add:
 Fixed Charges
  (from above)             60,312     62,273      64,509      72,780     86,937
Taxes on Income            44,716     37,791      42,884      45,225     45,471
                         --------   --------    --------    --------   --------
Total Earnings for
  Purpose of Ratio       $186,898   $177,035    $186,261    $201,221   $216,081
                         ========   ========    ========    ========   ========
Ratio of Earnings
  to Fixed Charges and
  Preferred Dividends        2.81       2.60        2.64        2.70       2.48
                         ========   ========    ========    ========   ========
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